Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	• 601 Travis Street	• Suite 1400	• Houston, Texas	• 77002	• www.dynegy.com

FOR IMMEDIATE RELEASE	NR12-16

Court Confirms the Dynegy and Dynegy Holdings Joint Plan of Reorganization

HOUSTON (September 5, 2012) — Dynegy Inc. (OTC: DYNIQ) and Dynegy Holdings, LLC announced that the Honorable Cecelia G. Morris of the United States Bankruptcy Court for the Southern District of New York confirmed the Dynegy and Dynegy Holdings Joint Chapter 11 Plan of Reorganization (the Plan).  After a hearing on September 5, 2012, the Court ruled that Dynegy and Dynegy Holdings had met all requirements to confirm the Plan.  The Court’s confirmation sets the stage for Dynegy to emerge from bankruptcy as planned on or prior to October 1, 2012. Prior to emergence, Dynegy Holdings will merge with and into Dynegy Inc. with Dynegy Inc. being the surviving company. The Plan substantially strengthens Dynegy’s balance sheet by converting approximately $4 billion of senior and subordinated debt into equity.  Dynegy is seeking to have the common stock and warrants that will be issued pursuant to the Plan listed on the New York Stock Exchange following emergence.

“Today’s confirmation hearing marks a significant milestone towards the finish line of Dynegy’s successful restructuring process. Our renewed financial strength and flexibility positions us well in today’s challenging power markets,” said Robert C. Flexon, Dynegy President and Chief Executive Officer. “We appreciate the focus and commitment of our employees, and all of the stakeholders involved throughout the restructuring process.   We’re excited for our future and the combination of our motivated employees, high-quality assets and financial strength provides the foundation for success in the days to come.”

Court documents, frequently asked questions (FAQs), and other updates for the Dynegy and Dynegy Holdings LLC Chapter 11 cases can be found at http://dm.epiq11.com/dynegy and http://dm.epiq11.com/dynegyholdingsllc.

About Dynegy Inc.

Dynegy Inc.’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities, the Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants, and a separate portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the success and timing of emergence from the Dynegy and Dynegy Holdings Chapter 11 cases, the anticipated merger of Dynegy Holdings, LLC with and into Dynegy Inc., Dynegy’s expectation that the stock and warrants will be traded on the New York Stock Exchange, Dynegy’s renewed financial strength and Dynegy’s position in the power markets. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K, as amended, and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions regarding our ability to continue as a going concern; (ii) ability to obtain approval of the Bankruptcy Court with respect to the debtors’ motions in the Chapter 11 cases and to consummate all the transactions contemplated by the Amended and Restated Settlement and Plan Support Agreements, as may be further amended; (iii) Dynegy’s ability to sell the Roseton and Danskammer power generation facilities to one or more third parties as set forth in the Amended and Restated Settlement Agreement; (iv) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address our liquidity and our capital resources including accessing the capital markets; (v) limitations on our ability to utilize previously incurred federal net operating losses or alternative minimum tax credits; (vi) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (vii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) our ability to consummate the Merger; (ix) expectations regarding compliance with Dynegy’s credit agreements, including collateral demands, interest expense and other payments; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term;  (xiv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xv) beliefs and assumptions about weather and general economic conditions; (xvi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xvii) beliefs about the outcome of legal, administrative, legislative and regulatory matters, including the impact of the CFTC under the Dodd Frank Act; (xviii) expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards; (xix) expectations regarding our compliance with the DMG and DPC Credit Agreements, including collateral demands, interest expense and other payments; and (xx) our focus on safety and our ability to efficiently operate our assets so as to capture revenue generating opportunities and operating margins. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

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Dynegy Inc.
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